Exhibit 99.1

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News Media Alex Clark 310-252-6397 alex.clark@mattel.com	Securities Analysts Drew Vollero 310-252-2703 drew.vollero@mattel.com

ANN LEWNES ELECTED TO MATTEL BOARD OF DIRECTORS

EL SEGUNDO, Calif., November 21, 2014 – Mattel, Inc. (NASDAQ: MAT) today announced that Ann Lewnes, 53, has been elected to the company’s Board of Directors, effective February 1, 2015. Ms. Lewnes currently serves as Senior Vice President and Chief Marketing Officer of Adobe Systems Inc., a position she has held since 2006.

“We are very pleased to welcome Ann to the Mattel Board of Directors,” said Bryan G. Stockton, Chairman and Chief Executive Officer of Mattel. “Ann brings a wealth of valuable global experience to Mattel, having held senior executive positions with industry-leading organizations like Adobe and Intel. Particularly as we work towards becoming an even more creative, consumer-centric company, Ann’s expertise in such areas as consumer marketing, corporate positioning and brand management will surely be of great benefit to Mattel.”

At Adobe, Ms. Lewnes oversees the company’s corporate brand, corporate communications and integrated marketing efforts in markets throughout the world and has spearheaded the transformation of the company’s global marketing efforts to be digital-first and data-driven. With responsibility for ensuring that Adobe and its products enjoy strong connections with customers and partners, Ms. Lewnes directs all of the company’s corporate positioning, branding and identity, marketing campaigns, public relations, social media and field marketing programs. In addition, Ms. Lewnes oversees Adobe’s internal communications and community relations efforts, including the Adobe Foundation, which funds philanthropic initiatives around the world.

Prior to joining Adobe in 2006, Ms. Lewnes held a variety of leadership positions with Intel Corporation, serving most recently as the company’s Vice President of Sales and Marketing. During her 20-year tenure with Intel, Ms. Lewnes was instrumental in developing and implementing global marketing strategies to position and differentiate the company’s diverse portfolio of products.

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Ms. Lewnes serves on the Board of Directors of the Advertising Council – a position she has held since 2009 – and is a member of that organization’s Executive Committee. Additionally, she is a member of the Board of Directors of the Adobe Foundation, where she also serves as Secretary. Ms. Lewnes was elected to the American Advertising Federation’s Hall of Achievement in 2000, and in 2010 was honored with a “Changing the Game Award” by the Advertising Women of New York. She earned a bachelor’s degree from Lehigh University.

About Mattel

The Mattel family of companies (Nasdaq: MAT) is the worldwide leader in the design, manufacture and marketing of toys and family products. Mattel’s portfolio of best-selling brands includes Barbie®, the most popular fashion doll ever produced, Hot Wheels®, Monster High®, American Girl®, Thomas & Friends® and Fisher-Price® brands, including Little People® and Power Wheels®, MEGA® Brands, including MEGA BLOKS® and RoseArt®, as well as a wide array of entertainment-inspired toy lines. In 2013, Mattel was named one of the “World’s Most Ethical Companies” by Ethisphere Magazine and in 2014 ranked No. 5 on Corporate Responsibility Magazine’s “100 Best Corporate Citizens” list. With worldwide headquarters in El Segundo, Calif., Mattel’s companies employ nearly 30,000 people in 40 countries and territories and sell products in more than 150 nations. At Mattel, we are Creating the Future of Play. Visit us at www.mattel.com, www.facebook.com/mattel or www.twitter.com/mattel.

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